Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-121434 on Form S-8 of our report dated March 5, 2008, except Note 2, as to which date is Feb 24, 2010, relating to the consolidated financial statements of Great Wolf Resorts, Inc. and subsidiaries (which report expresses an unqualified opinion and included an explanatory paragraph relating to retrospective adjustments related to changes in accounting for noncontrolling interests) appearing in this Annual Report on Form 10-K of Great Wolf Resorts, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 24, 2010